For Immediate Release

Contact for Media:
Vincent Power
Sears Canada, Corporate Communications
416-941-4422
vpower@sears.ca

Sears Canada Appoints Chief Operating Officer

TORONTO - November 16, 2012 - Sears Canada Inc. (TSX: SCC) announced that Douglas C. Campbell has been appointed Executive Vice-President and Chief Operating Officer of the Company effective today. In his new role, Mr. Campbell will oversee retail operations, logistics, replenishment, information technology and international sourcing, and lead the Company's undertaking to improve efficiency across the enterprise.

Mr. Campbell joined Sears Canada in March, 2011 and was most recently Executive Vice-President, Home and Hardlines, which includes the key Sears categories of Major Appliances and Mattresses. Prior to joining Sears, Mr. Campbell was a Principal with Boston Consulting Group, an organization he joined in 2005 and with which he led turnaround projects with major corporations in the sectors of retail, manufacturing, packaged foods, chemicals, and pharmaceuticals.

Mr. Campbell was born in Redwood City, California, the son of a naval officer, and grew up near Washington, D.C. He graduated from the U.S. Naval Academy with a Bachelor of Science in Economics - with Honors in 1994. He was commissioned an officer in the U.S. Marine Corps and pursued a career as a Naval Aviator, where his personal decorations include the Navy and Marine Corps Commendation Medal and two Air Medals awarded for service in combat operations.

In 2005, Mr. Campbell earned a Masters of Business Administration with a concentration in Finance from the Wharton School, University of Pennsylvania. He and his wife, Margie, have four boys.

“We are pleased that Doug will take on this major leadership role at Sears Canada,” said Calvin McDonald, President and Chief Executive Officer, Sears Canada. “Doug has already demonstrated leadership and success in executing strategies that are key to the success of our Transformation, specifically in our hero categories of Major Appliances and Mattresses, and I look forward to being able to have Doug's skill, expertise and approach to business more broadly extended across the organization.”

Sears Canada is a multi-channel retailer with a network that includes 195 corporate stores, 269 hometown dealer stores, 8 home services showrooms, over 1,500 catalogue and online merchandise pick-up locations, 102 Sears

Travel offices and a nationwide home maintenance, repair, and installation network. The Company also publishes Canada's most extensive general merchandise catalogue and offers shopping online at www.sears.ca.